United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
            12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION
             OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  000-31749

                             HISPANIC EXPRESS, INC.
             (Exact name of registrant as specified in its charter)

                               1900 S. Main Street
                              Los Angeles, CA 90054
                                 (213) 763-4824
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COMMON STOCK $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                       N/A
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)    [ X  ]                     Rule 12h-3(b)(1)(i)    [    ]
Rule 12g-4(a)(1)(ii)   [    ]                     Rule 12h-3(b)(1)(ii)   [    ]
Rule 12g-4(a)(2)(i)    [    ]                     Rule 12h-3(b)(2)(i)    [    ]
Rule 12g-4(a)(2)(ii)   [    ]                     Rule 12h-3(b)(2)(ii)   [    ]
                                                  Rule 15d-6------------ [    ]

Approximate number of holders of record as of the certification or notice date: 120
                ---

Pursuant to the requirement of the Securities Exchange Act of 1934 Hispanic Express, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   September 11, 2002             BY: /s/ Gary Cypres
                                       ----------------------------------------
                                       Gary Cypres
                                       Chairman of the Board, Chief Executive
                                       Officer, and President

Date:   September 11, 2002             BY: /s/ Howard Weitzman
                                       ----------------------------------------
                                       Howard Weitzman
                                       Vice President and Chief Financial
                                       Officer